Exhibit 4.5

VIQ Solutions Inc.

(the “Company”)

RESTATED 2019 MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Notice to Reader

The management’s discussion and analysis of the Company for the year ended December 31, 2019 has been amended following a continuous disclosure review by the Ontario Securities Commission (the “OSC”) of the Company’s disclosure record. This restated 2019 management’s discussion and analysis of financial condition and results of operations (the “Amended MD&A”) was filed to address comments received from the OSC and to improve the Company’s disclosure. In particular, the Company has made revisions in this Amended MD&A as follows.

The Company has clarified and provided additional disclosure in the Amended MD&A explaining the non-GAAP measures presented therein, specifically Adjusted EBITDA, and has provided a reconciliation clarifying the calculation of Adjusted EBITDA from Net Loss, the most directly comparable measure to Adjusted EBITDA under IFRS.

The Company has revised the Amended MD&A to provide additional comparative financial information for the eight quarters ended December 31, 2019.

The Company has revised the disclosure in the Amended MD&A to remove references to non-recurring, infrequent and unusual amounts.

The Company has revised the Amended MD&A to more clearly disclose its results of operations for the years ended December 31, 2019 and 2018 and the period over period change in the Company’s results of operations over such periods.

The Company has revised the Amended MD&A to provide additional disclosure relating to the impact of seasonality on the Company’s business.

VIQ Solutions Inc.

Restated 2019 Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Expressed in United States dollars)

https://viqsolutions.com/

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Basis of Presentation

The following Management’s Discussion and Analysis (“MD&A”) comments on the financial condition and results of operations of VIQ Solutions Inc. (“VIQ” or the “Company”) for year ended December 31, 2019. The information contained herein should be read in conjunction with the audited consolidated financial statements for December 31, 2019.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of consolidated financial statements.

The policies applied in the consolidated financial statements are based on IFRS policies effective as of November 19, 2020 the date the Board of Directors approved the consolidated financial statements for the year.

This document contains forward-looking statements, which are qualified by reference to, and should be read together with, the Forward-looking Statements section of this MD&A.

Unless the context otherwise requires, all references to “VIQ”, “Company”, “VIQ Solutions”, “our”, “us”, and “we” refers to VIQ Solutions Inc. and its subsidiaries. Additional information regarding the Company is available on SEDAR at www.sedar.com. This MD&A is dated November 19, 2020. All amounts herein are presented in United States dollars, unless otherwise stated.

Forward-looking Statements

This MD&A contains forward-looking statements about our achievements, the future success of our business and technology strategies, performance, goals and other future events. Management’s assessment of future plans and operations, cash flows, methods of financing and the ability to fund financial liabilities, and the timing of and impact of adoption of IFRS and other accounting policies may constitute forward-looking statements under applicable securities laws and necessarily involve risks including, without limitation, the risks identified above including COVID-19 pandemic globally. The subsequent event outlines in details COVID-19 impacts and risks.

As a consequence, the Company’s actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information, but which may prove to be incorrect. Although VIQ Solutions believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct.

In addition to other factors and assumptions which may be identified in this document and other documents filed by the Company, assumptions have been made regarding, among other things: the impact of increasing competition; the general stability of the economic and political environment in which VIQ Solutions operates, including significant changes in demand from our clients as a result of the impact of a global economic crisis and capital markets weakness; the risk of potential non-performance by counterparties, including but not limited to, clients and suppliers, during uncertain economic conditions; our dependence on a limited number of clients; our dependence on industries affected by rapid technological change; our ability to successfully manage our operations internationally including in the United Kingdom, Australia and the United States; the challenge of managing our financial exposures to foreign currency fluctuations; our ability to obtain qualified staff and services in a timely and cost-efficient manner; our ability to obtain financing on acceptable terms including anticipated sources of funding of working capital and financial losses which may include securing credit facilities, accessing new equity, corporate acquisitions or business combinations or joint venture arrangements; the ability to secure new contracts on terms acceptable to the Company; the ability to successfully develop new products; the Company's ability to effectively register, for protection, its new and existing products in certain jurisdictions; the Company's ability to protect new and existing products from proprietary infringement by third parties and its ability to effectively enforce such proprietary infringements; taxes in the jurisdictions in which the Company operates, including Canada, the United Kingdom, Australia and the United States; and VIQ Solutions' ability to successfully market its products. Readers are cautioned that the foregoing list of factors is not exhaustive.

The purpose of the forward-looking statements is to provide the reader with a description of management’s expectations regarding the Company’s 2020 outlook and may not be appropriate for other purposes. Readers are encouraged to read the section entitled “Risk Factors” in this MD&A for a broader discussion of the factors that could affect our future performance. Furthermore, the forward-looking statements contained in this document are made as at the date of this document and the Company does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.

Management Discussion & Analysis	Page 1

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Trends in Our Business

VIQ Solutions combines artificial intelligence (AI)-driven voice and video capture technology and services to securely manage digital content in the most rigid security environments including governments, courts, insurance, law enforcement, media content, news and conferencing.

We help our cybersecurity focused clients securely speed the capture, creation, and management of large volumes of information, preserve the unique value of the spoken word and video image, and deliver meaningful data our security focus customers can utilize.

Globally, the Company’s 1,300+ clients are engaged in a profound digital transformation driven by an expansion in the amount of evidence captured from audio, video, sensors, body cameras, drones, and smartphones that need to be documented.

As volumes continue to increase, the operational pressure to transform digital evidence to documents and transcripts, particularly for multi recordings and multi speakers, in a faster, more secure and cost-effective manner, continues to drive the digital transformation for our clients. We enable our clients’ digital transformation by implementing cybersecure capture solutions, driving the migration to Cloud solutions, enabling hybrid technology services with human to machine workflow, and employing Artificial Intelligence tools such as speech recognition, sentiment analysis, markets specific lexicon and algorithms. These trends will accelerate in the future.

VIQ is in full execution mode, driving our strategy through the next level of integration and acquisitions and continuing to create long-term enterprise value for shareholders.

Our acquisition of three leading transcription providers in the United States in Q418 expanded our transcription services business with the provision of secure, multi-speaker transcription services to law enforcement agencies, major insurance companies and criminal justice organizations. These acquisitions extend our total addressable market to an estimated $8.5 billion in the US Transcription market alone, comprising of $6.4 billion in Government related services and $2.1 billion in Insurance related services. The total addressable market is expected to grow to $10.6 billion by the end of 2021 as the digitization of these markets accelerate.

Management Discussion & Analysis	Page 2

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Like the healthcare sector a decade ago, these markets are highly fragmented and at the early stage of a substantial digital transformation as machine learning and AI are better suited for multi speaker documentation and human to machine collaboration within a highly secured cloud environment.

We now have more than 1,300 clients throughout the United States, Australia, Canada, and EMEA. Our clients capture several hundred million minutes of audio and video evidence per year, either through VIQ capture products and/or a range of third-party products. From that content, VIQ currently transcribes a significant portion of its revenue charged per word, per page, and per minute.

Our growth opportunity for 2020-2021 comes from increasing our market share and improving operating margins through global adoption of VIQ industry leading, AI-based integration of human and machine workflow. The Company plans to increase its technology reach to existing clients resulting in a 50% increase in transcription volume and an increase in its baseline revenue run rate to over $36M by end of 2020, before factoring in new sales or additional M&A. The technology and talent investments are made to scale.

We see significant positive trends in our client requirements that align with our product strategy, including:

I.	A dramatic expansion of evidence captured from audio, video, sensors, and through a broader range of next generation microphone arrays, mobile cameras, drones and smartphones. In parallel, there is an increasing need to find better methods to access and analyze content;

II.	A greater focus on captured and distributed content security and privacy of evidentiary documentation as cyberattacks become more sophisticated and state-sponsored;

III.	A growing interest in and implementation of secure Cloud-based storage;

IV.	An increased rate of adoption of mobile and software-as-a-service capabilities and;

V.	A greater demand for AI capabilities to assist people with workflow, data mining and data analytics.

Law Enforcement

The industry continues to trend towards implementing technology for multi-channel evidence recording and leveraging various AI tools such as speech recognition for document generation.

Demand is increasing for our latest capture and processing products, such as MobileMicProTM and aiAssistTM. At their core, these are powerful new market-specific AI and workflow technologies have advanced cybersecurity and content protection.

Our Law Enforcement transcription services continue to see an ever-expanding need for securing content at all stages of the workflow. Early implementations stress how significant secure transactions are in purchase decisions.

Management Discussion & Analysis	Page 3

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Justice

Many of our long-term clients and new prospects are looking outside the traditional on-premise, licensed solutions and are the importance of simple interfaces with sophisticated back-end capabilities. The lengthy storage requirements create massive amounts of captured content and documentation of audio/video files which can exceed what makes sense for on-premise storage. We are experiencing increasing interest in new secure Cloud offerings from long-term clients in order to increase security and drive operating costs via machine draft transcription. The provision of integrated services is also a significant opportunity as clients and prospects seek a single source provider that understands their needs.

Insurance

Similar to Law Enforcement, many major insurance companies capture and manage recording content that must be maintained with veracity if required to support legal proceedings. The ability to efficiently and securely share an audio recording that results in an accurate verbatim transcript with exceptional turn-around time is critical. Current implementations of NetScribeTM offer simple, fast and yet powerful results that will result in meaningful gains in workflow efficiencies.

Mobility and Technology

All our major markets and lines of business share common ground. Our critical areas of focus are:

I.	Protection and security of content

II.	Movement towards larger longer-term Cloud-based storage capabilities

III.	Adoption of simple, easily operated capture products on familiar mobile platforms

IV.	Providing the most appropriate AI to our markets

We continue to build proprietary, advanced AI technology to assist our clients optimize their content workflow, including market-specific speech recognition, data analytics, and transcript generation.

International Partner Programs and Joint Ventures

Identifying and utilizing the best-in-class partners is a critical aspect of our transformation and expansion of international reach. Our approach to selling our solutions and services through an expanded and highly qualified distribution network while fostering strong relationships with key partners is beginning to produce encouraging results.

Management Discussion & Analysis	Page 4

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

The dramatic explosion in sources of evidence and the need to access, mine and analyze that content is driving the demand to generate outcomes more efficiently and effectively. We believe our solutions deliver to our clients more flexible and simplified capture, resulting in faster and more accurate documentation. Combined with sophisticated workflow tools, they deliver the power to generate new efficiencies and more effective analysis of evidentiary content. These solutions will transform the way our clients exploit these technologies to affect real business change and exploit new opportunities.

A few years back, we identified the need for providing the ability to generate new value from clients stored digital assets through the application of specialized artificial intelligence and analytics.

Applying our specialized service framework (aiAssist), our capture products (CaptureProTM and MobileMic Pro) and our transcription workflow product (NetScribe) enables our clients to leverage market proven artificial intelligence tools and methods that allow them to mine and process enormous volumes of disparate data in minutes versus traditional techniques that take far longer. This produces significant time and cost benefits and allows our industry professionals to review and assess the record in near real-time.

Digital Transformation

VIQ clients are engaged in a profound digital transformation that has been recently accelerated due to the COVID-19 pandemic. Trusted highly secured digital evidence is a significant component of such transformation both in terms of volume, security, and business outcomes needed to use evidence effectively.

Three years ago, we stated that the transformation of digital audio and video content would become the foundation for our future growth. Using that hypothesis, we defined our strategy to make the necessary investments in technology to drive the industry through a true digital transformation in our markets.

In fiscal years 2018/2019, we continued our innovation to develop significant new technologies to further the transformation, which included mobility, secure workflow, Cloud-based, and Software-as-a-Service (SaaS) offerings that reflect trends we continue to see in the market.

We appointed new and experienced operating and management executives and tapped into the wealth of knowledge gained through our acquisitions. These new leaders enabled us to expand and scale the business with a clear focus on becoming the leader in digital transformation in our specialized B2B markets. We amplified our focus on operating leverage, consolidated management, and resource allocation, combined with an accelerated and aggressive stance on accretive mergers and acquisitions to increase the quantity and quality of revenues.

Management Discussion & Analysis	Page 5

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

We intend to aggressively pursue these growth opportunities by following through on critical elements of our strategy.

The Company’s key strategies remain on track:

•	Improve revenue quality by transitioning toward SaaS accounts;

•	Grow VIQ’s client and talent base through organic growth and strategic acquisitions;

•	Cross sell a range of purpose-built software products and services to increase wallet share with our existing client base;

•	Implementing country specific technology stacks enabling the migration of clients in the United States, Australia, EMEA and Canada to complete a revolutionary end to end workflow switch into a highly secured cloud computing infrastructure.

The Company’s key financial strategies consist of:

•	Migrating VIQ toward higher quality and higher margin revenue;

•	Supporting an operational and acquisition strategy with low cost liquidity;

•	Expanding gross margin through VIQ’s unique cybersecurity, AI and cloud workflow solutions that are applied to substantial volumes of voice and video data.

The Company has been consolidating operations into its core production facility in Phoenix, Arizona. It will consolidate six of the eight offices in the United States that were inherited with the acquisitions. Phoenix remains the Company’s global operating location.

Continue to Innovate Technology

VIQ has long been a global leader in the capture of sensitive digital evidence information. New technological trends, including the shift to secure transfer of media, the emergence of low-cost hardware that has enabled the interconnection of devices and the collection of vast amounts of audio and video data are driving new opportunities for VIQ. Our broad set of refreshed and new technologies, applications, intellectual property, and expanded service offerings provides our clients with the opportunity to generate measurable business improvements. We continue to aggressively strengthen our AI framework with a specific short-term focus on multi-speaker capabilities. This represents a critical need within our markets and clients will quickly reap the benefits with its rollout.

VIQ is focused on driving digital transformation of the full range of captured evidence by our clients. The strategy is to deliver an AI and human workflow platform where machines perform the bulk of high-volume work, including speech to text, while humans perform QA and improve machine results via machine training roles. Our patent-pending aiAssist framework focuses on delivering better results to our clients via market and client specific vocabulary and custom language models.

VIQ’s products are delivered in both local and cloud formats using modern container-based technologies to scale and adapt to client processing patterns while maintaining privacy and confidentiality using advanced cybersecurity methods.

Management Discussion & Analysis	Page 6

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Cybersecurity is designed into all our products, from mobile to desktop, web, and cloud-based systems including all content movement between devices.

VIQ creates the most flexible and functional capture software for fixed rooms (courts, interview rooms), workplace and vehicle computers, telephony (SIP) and remote or mobile capture scenarios. Our AI-powered transcription platforms are designed to support audio and video that is captured on any system, from any vendor, to bring the value of Artificial Intelligence to our clients.

Cloud and SaaS offerings provide better security than private corporate or government data centers. VIQ products embrace Cloud and SaaS offerings using advanced microservice based architecture to securely bring the value and flexibility of Amazon and Azure cloud offerings to our clients.

VIQ’s patented digital workflow in aiAssist combines AI tools in the optimum sequence to generate the best results for each audio and video processing problem.

Our workflow engine in NetScribe routes work to the transcriber with the best experience for the job and maximizes utilization of our large work pool located across the US, Australia and Canada.

Speech Recognition

This is one of the foundations for the VIQ transcription platform and is mandatory to drive our patent pending innovation.

We plan to further develop our speaker recognition, which is designed to identify individual speakers in a recording to improve diarization. Our approach is to find the best methods from the many emerging methods and integrate those into our aiAssist framework.

The aiAssist framework processes audio and automatically routes to NetScribe for human review and formatting. Any edits are used to improve the AI tools, which are the foundation of VIQ Human and Machine Collaboration. It changes how work is defined and results in significant productivity gains and faster turnaround times for our clients. This demonstrates how VIQ is disrupting traditional transcription workflow and gaining productivity improvements.

VIQ is at the forefront of Human and Machine collaboration using the aiAssist framework and NetScribe workflow to disrupt the traditional transcription workflow. aiAssist speech to text tools perform the initial transcription in a fraction of human time but humans perform QA and train the AI to improve future results.

Markets Specific Vocabulary

Each of our markets, i.e. Law Enforcement, Insurance, Courts and Government, have a set of specialized vocabulary and use of that vocabulary. VIQ generates value by building AI tools optimized for each client and their specific requirements, which is a major competitive differentiation separating VIQ’s speech to text over other companies.

VIQ plans to continue building its market specific lexicon and find methods to expand on the limited lexicon capabilities in existing generic speech recognition engines provided by the market. VIQ is currently rolling out an API approach that abstracts the lexicon function and injects standardized results into any speech to text engine selected by clients. Our approach will reduce the lexicon integration to build a service that maps our standard lexicon to the method used by each speech engine, thus capitalizing on the big lexicon investment.

Management Discussion & Analysis	Page 7

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Grow Subscription and SaaS Revenue

Through 2019, VIQ continued to invest in infrastructure, technology, products and people to transition toward a software as a service (“SaaS”) revenue model providing the platform to clients for a monthly fee. While faster with new clients, the transition from traditional licensing to subscription and SaaS is a multi-year incremental process that is driven by the renewal cycle with most of our clients. Given the size, nature and visibility of our sales pipeline, VIQ anticipates this SaaS option will continue to gain significant traction in multiple markets with security conscious clients as they seek secure, intelligent Cloud-based platforms.

Improve Margins to Drive Business Value

The cornerstone of our strategy is exploiting the market-specific AI technologies that enhance our clients human resource capabilities and documentation workflow. We expect that a major revolution in how audio/video evidence is translated to documented evidence is about to occur. As we implement advances such as our NetScribeTM and aiAssistTM products and realize efficiency gains, margins will improve.

We will offer our clients significant advantages over competitive workflow solutions. As outlined below, we expect that the price and cost of transcription will drop over time as human labor is assisted by machine capabilities. In a subscription-based SaaS revenue model, the human component of transcription decreases from 100% to 20% over time, powered by the AI component increasing from 0% to 80%.

VIQ is poised to benefit from this margin improvement through continued reinvestment in the business and integrated value-add services and solutions for clients. Our future enterprise value creation lies in this digital market transformation now in its infancy.

World-class Leadership Team

The three acquisitions we completed towards the end of 2018 delivered a wealth of leaders experienced in our core markets. This experience and knowledge added further depth to our organization and a new organizational structure which reflects our expanded business strategy. With these leaders in place, the integration of products, services and processes becomes a seamless and disciplined effort. The integrated organization has a clear opportunity to drive operational synergies and feedback between products, services and growth.

Management Discussion & Analysis	Page 8

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

During Q2, Mr. Alexie Edwards joined the Company as CFO to lead the company expansive growth reporting directly to the CEO Mr. Pare. Mr. Edwards is a highly experienced financial technology executive. For the past six years he had a significant role in the growth of Jonas Software where he was Vice President Finance. Jonas Software is one of the largest software divisions of Constellation Software. Through multiple acquisition integrations in various international jurisdictions, Mr. Edwards enabled substantial shareholder value.

During Q3 FY19, Tony Incardona joined the Company as SVP of Global Sales and Business Development. Mr. Incardona’s appointment is the final piece completing VIQ’s seasoned leadership team. He has an executive responsibility for building a global sales organization, strengthening the corporate sales strategy and creating global partnerships. His appointment was a critical step in VIQ's ability to anticipate evolving client needs, drive new business around the world and to achieve revenue growth objectives.

Please refer to the Company web site https://viqsolutions.com/about for a consolidated view of the Company leadership team and profiles.

Continue Strategic Acquisitions

In Q1 FY20, we announced the completion of the fourth and fifth strategic acquisitions that significantly grew our presence in key US-based markets, including Content Media, News and Conferencing. These value-added acquisitions were immediately accretive to our business and added a significant amount of long-term contracted clients which increased the opportunity to leverage our technologies and cross sell our products.

These acquisitions also enable us to directly offer business workflow improvements, scalability and a wide range of new benefits to our clients by leveraging our innovative technologies and the ability to develop our AI algorithms through an increased volume of audio and video data. The Company has built a disciplined approach to identifying and closing key acquisitions and we continue to look for additional value-add opportunities.

Drive Client Value-add Through Enhancing the End-to-End Value Chain

With the introduction of our Cloud and subscription-based AI-driven offerings, we have vertical integration in our markets from the capture through mining of content. The end-to-end solutions provide clients a single source for their capture, manage and mine needs as they relate to digital evidence.

These full-spectrum offerings drive further efficiencies in our clients’ business and provide solutions and upgrades that create measurable outcomes. Our emphasis on cybersecurity enables us to target high profile, highly data-sensitive growth markets in regulated government institutions. The integration of products across our solutions and services provides an essential feedback loop where product improvements lead to enhanced services that generate innovations in products.

Management Discussion & Analysis	Page 9

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Pursue Strategic Partnerships and International Joint Ventures

Continuing into 2020, we will engage selected opportunities for collaboration, innovation, and marketing relationships to accelerate our growth and expand our presence globally. We are actively pursuing opportunities to leverage new technologies, execute on new business opportunities, and grow our client base while providing new business value to our clients.

A full set of R&D initiatives anticipated to generate revenue is in development and aimed at driving new services and products for our clients and partners.

Over the last three years, we gained valuable experience in acquiring and integrating businesses and technologies. This knowledge will continue to deliver exponential value to all our clients and stakeholders.

Operating Performance: Insights on 2019 Results

In 2019, we began the commercialization of the investments made in 2018 and before to enhance our technology platform capabilities and readiness for scalability ahead of our first three acquisitions. While these investments did reduce Adjusted EBITDA significantly in the short-term, they are now driving efficiencies, improving gross and operating margins, broadening offerings, and enabling the technology to support a multiple of the current volume. The investments we made in 2016 on cybersecurity, plus the continued investments in workflow, cloud, AI and mobility, have become the foundation for 2020-2021 growth.

We anticipate that technology improvement synergies will increase acquisition targets’ gross margin by 15-20% in the first 18 months of consolidated operations, while cost savings will reduce acquisition targets’ G&A costs (as a proportion to revenue) by up to 20% in the first 18 months of consolidated operations.

During 2019, VIQ generated revenue from approximately 1,300 clients across 47 states in the United States and 15 countries.

Client revenue segmentation by Dec 31, 2019, was approximately 40% Law Enforcement, 25% Insurance, and 35% Justice & Legal with clients including major law enforcement, courts, and government agencies as well the top four Fortune 500 Insurance companies in the United States.

Subsequently, in Q1 FY2020, acquisitions of WordZ and ASC added new verticals, Media, News, and Conferencing, along with some strategic Fortune 500 clients.

Management Discussion & Analysis	Page 10

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

We have implemented four operational cloud instances to support the localization of NetScribe, MobileMic Pro, and aiAssist platforms in the United States, Australia, Europe and Canada using AWS and Azure clouds designed specifically for government solutions. The Company plans to deploy new cloud-based infrastructure in two more regions globally by end of 2020 in order to support sales and new clients.

The revenues consist of a combination of new long term (3-5+ years) technology and services contracts being delivered annually, quarterly and monthly via various forms of subscriptions in addition to existing long-term technology and service contracts already in place with our clients and partners.

The Company announced the migration of the first client groups onto the NetScribe and aiAssist platform in Q1 2019, as other clients continued to migrate onto the platform throughout 2019. As operational leverage improves with scale and VIQ realizes its anticipated margin improvements, the Company will continue to report operational milestones.

During 2019, we initiated plans for a substantial percent of our clients to be migrated to NetScribe using one of the Company’s four cloud-based infrastructures that are now operational around the world.

Overall, the Company is on a path to a revenue run rate of over $36M by end of 2020, before factoring in new sales or additional M&A.

Financial guidance including revenues and Adjusted EBITDA projections for 2020 taking into consideration these new sales, targeted new acquisitions and new partnerships are not disclosed by the Company at this time.

Enterprise Value Creation

Due to the size and magnitude of the transformation throughout 2019, management believes it will take some time for markets and shareholders to appreciate the short-term and medium-term impacts of the transformation on the Company’s enterprise value. The Company continues to increase its investor and public relations efforts in order to disseminate and communicate broadly its strengths, strategy and the opportunities ahead for existing shareholders and new investors.

Despite COVID-19 and associated equity market’s correction in the past month, the Company’s total enterprise value of USD $56 million is approximately 50% higher than one year ago. VIQ’s enterprise value is comprised of the Company’s market capitalization at March 31st 2020 of $43.8million, and net debt of $14.7 million. This compares favorably to VIQ’s enterprise value of a year ago at March 31st 2019 of approximately $37 million comprised of a market capitalization of $25 million plus net debt of $12 million.

Management Discussion & Analysis	Page 11

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Enterprise Assets

The Company views its enterprise value as being built upon three classes of revenue: VIQ Technology Services, VIQ SaaS Software and VIQ aiAssist artificial intelligence.

According to external EV assessments, we believe that each class of revenue comes with different estimated EV multipliers. Once blended, long-term EV creation can be estimated, and is a tool that VIQ management looks at in order to pursue long term value creation for the Company.

To this end, the Company continues to execute its growth plan focusing on quantity and quality of revenues and an increasing volume of audio and video evidence being captured and transformed from analog and manual to digital and machine learning throughout 2020. In parallel, the Company plans to increase its public reporting and make available client success stories in leading the digital transformation in a large and highly fragmented US market.

During 2020, the Company expects to enter full implementation mode driving our strategy through the next level of execution to create long-term enterprise value for shareholders. We plan value-add accretive acquisitions, rolling out our new technologies and providing broader, enhanced offerings to our clients. We are proud of our global presence and look to a short-term goal of further enhancing our US-based business.

Looking forward, we plan to integrate all our services and solutions to provide our clients with a single source for the most advanced seamless workflow from capture through management to mining their digital assets. This will continue to improve the measurable value-add that our business can offer our clients.

SaaS and Hybrid SaaS Revenue

One of the Company’s key growth strategies is to improve the revenue quality by transitioning to SaaS and AI accounts. This is a multi-year incremental transition. This will be driven by the improvement in the size and quality of our three revenue streams: VIQ technology services, VIQ SaaS software and VIQ aiAssist, focused on the design, development and deployment of AI services to our operating brands, clients and partners globally.

Intellectual Properties and Patents

In 2019, the Company continued to expand its IP portfolio. A new issued patent pending status protects ten unique aspects of VIQ’s innovative aiAssist technology including, but not limited to processing designs and the proprietary Parallel Processing Framework for Voice-to-Text Digital Media. Combined with AI-driven digital voice and video capture technology, VIQ’s NetScribe powered by aiAssist, it provides organizations an end-to-end platform to transform large volumes of audio and video recordings, securely in the cloud at very high speeds. The platform enables verbatim transcription leveraging AI technology, to quickly and accurately create documentation for our target markets. VIQ is committed to protect the veracity of collected evidence through extensive metadata for auditing. This is another milestone in VIQ's innovation, research and development of our products and services.

Management Discussion & Analysis	Page 12

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

This patent combined with our previously granted Patent for Digital Evidence-Based Training is an essential part of VIQ's intellectual property (IP) portfolio and builds on our investment to develop and implement technology-based solutions to solve complex business challenges. The commercialization of our transformative IP is shaping the transcription industry and reflected in the Company’s 2019 Operating Highlights with a charge of more than $3.5M as past investments have started to be amortized in 2019.

Key Operating Highlights during 2019

•	Record $25.1M revenue increased 119% year-over-year.

•	Serving 1,300 clients across insurance, law enforcement, courts and government agencies;

•	58% of revenue was generated in the United States, 36% in Australia and 6% in EMEA and Canada;

•	Record gross profit of $10.8M, representing 43.0% of revenue versus 31.3% in the prior year, increased 1,170 basis points year-over-year. The increase in gross margin reflects the impact of growth in higher quality revenues for clients converted to VIQ’s NetScribe and aiAssist solutions. Gross margins are expected to continue increasing as AI integration accelerates;

•	Adjusted EBITDA of $871K;

•	2019 financial results reflect expenses related to M&A and large-scale customers' migrations and investment made in operations to prepare for 2020 and onward. These expenses are noted in the financial statements.

•	$3.5M in depreciation and amortization expenses due to the successful commercial adoption of the Company’s new cloud workflow and AI platform.

•	M&A expenses of $484K that occurred in Q4 2019, related to VIQ’s fourth and fifth acquisitions completed in the last fifteen months early in 2020;

•	VIQ’s AI platform, NetScribe, began operating in the United States and Australia with an increasing number of clients in production. One-time expenses over $650k related to NetScribe aiAssist migrations and Cloud infrastructures setup in four regions globally.

•	DTC eligible foreign depository for Common Shares in the United States were upgraded from the OTCQB to the QTCQX, the Best Market on OTC Markets;

•	Stock market liquidity volume of 52M shares for the period January 1 to December 31, 2019 was up 27% over the same period in 2018. Q1 2020 volume run rate is on course for annual record volume tradable on more than seven North American exchanges.

Management Discussion & Analysis	Page 13

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Operating Results

Key performance indicators that we use to manage our business and evaluate our financial results and operating performance include: revenue, expenses, Adjusted EBITDA, and net income (loss). We evaluate our performance on these metrics by comparing our actual results to management budgets, forecasts, and prior period performance.

The following table sets forth a summary of our results of operations for the years ended December 31, 2019 and 2018:

Financial Highlights - Year Ended 2019,

	Year ended December 31		Period over Period Change
	2019	2018	$ Inc/(dec)	% Inc/(dec)
Revenue	25,096,308	11,462,804	13,633,504	119
Cost of sales	14,276,321	7,874,219	6,402,102	81
Gross profit	10,819,987	3,588,585	7,231,402	202
Operating Expenses
Selling and administrative expenses	8,954,512	5,533,724	3,420,788	62
Research and development expenses	994,640	458,675	535,965	117
Total Operating expenses	9,949,152	5,992,399	3,956,753	66
Adjusted EBITDA	870,835	(2,403,814)	3,274,649	136
Stock based compensation expense	195,113	(31,461)	226,574	720
Depreciation and amortization	3,502,429	648,873	2,853,556	440
Interest, net	1,548,564	94,198	1,454,366	1,544
Accretion expense	916,734	66,142	850,592	1,286
(Gain) loss on revaluation of conversion liability	(2,330,964)	186,444	(2,517,408)	(1,350)
Loss on settlement of payables	762,575	-	762,575	-
Business acquisition and financing costs	484,387	2,488,873	(2,004,486)	(81)
FX (gain) loss	217,040	198,180	18,860	10
Loss before income taxes	(4,425,043)	(6,055,063)	(1,630,020)	(27)
Income taxes	99,155	11,571	87,584	757
Net loss	(4,524,198)	(6,066,634)	(1,542,436)	(25)
Weighted average number of common shares outstanding
Basic and diluted	9,251,546	8,090,803
Net loss per share
Basic and diluted	(0.49)	(0.75)

(1)	Adjusted EBITDA (Earnings before Stock-based compensation, depreciation and amortization, interest, net, accretion expense, (gain) loss on revaluation of conversion feature liability, loss on settlement of payables, business acquisition and financing costs, FX (gain) loss, and income taxes) is a non-IFRS measures. Please refer to the section entitled “Reconciliation and Definition of Non-IFRS Measures.”

(2)	Net loss includes $4.7M in expenses: $3.5M in depreciation and amortization from the successful commercial deployments of NetScribe, aiAssist and MobileMic Pro, $484k in business acquisition and financing costs, approximatively $600k in NetScribe, aiAssist and Cloud infrastructures setup in four regions globally and $195k in stock-based compensation as the stock value evolved significantly through the year before and after the consolidation.

Management Discussion & Analysis	Page 14

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Our gross margins for the year were $10.8M, a 201% increase compared to the previous year.

Selling and administrative expenses for the year ended December 31, 2019 were $8,954,512, an increase of $3,420,788 (62%) from $5,533,724 during the same period in 2018. The acquisitions of Net Transcripts, Transcription Express and HomeTech added $5,643,497 to the increase in selling and administrative costs for 2019.

Stock based compensation for the year ended December 31, 2019 was $195,113 compared to recovery of $31,461 in the same period in 2018.

Research and development expenses for the year ended December 31, 2019 were $994,640, an increase of $535,965 (117%) from $458,675 in 2018. Our research and development efforts are focused on developing new products for our markets and clients. We capitalize our development efforts, (i) when there is a technical feasibility of completing the product, (ii) our intention is to complete the product and use or sell it, (iii) we have the ability to use or sell the product, (iv) we know or understand how we will generate probable future economic benefits, (v) we have adequate technical, financial and other resources to complete the development, and (vi) our ability to measure reliably the expenditures attributable to developing the product. Costs associated with maintaining our existing products are expensed as they are incurred. During the year we added resources to our research and development team to accelerate the development of our new products particularly NetScribe, aiAssist, MobileMic Pro and AcessPoint Portal to continue to support our existing products resulting in a significant increase in our research and development expenditures, a significant portion of which is capitalized.

During the year, we started to amortize previously capitalized development costs as some of our development projects attained market viability. $3,067,037 has been recorded in amortization in 2019.

Financial Condition, Liquidity and Capital Resources

As at December 31, 2019, we had $1,707,654 of cash as compared to $1,922,768 as at December 2018 for a net decrease in cash of $215,114. As of December 31, outstanding account receivables were approximatively $3.2M.

Cash used in investing activities was $1,782,206 for the year ended December 31, 2019 as compared to a cash usage of $11,532,161 during 2018. A significant portion of the cash usage relate to Research & Development. We will continue to invest in R&D activities to ensure our product offerings remain leading edge in our industry.

Net Cash from financing activities was $2,054,473 for the year ended December 31, 2019 primarily due to convertible note issuance, payment received from investors exercising their warrants and options and offset by loan repayment, interest payment, and payment of lease obligation.

At December 31, 2019, we had negative change in working capital of $822,132 compared to positive change in working capital of $3,543,308 at December 31, 2018. M&A activities in Q4 that led to the subsequent acquisitions of ASC and WordZ in Q1FY20 are included which added a strategic new market of media content, news, political and conferencing.

We intend to use our operating income and funds on hand to meet funding requirements for the development and commercialization of our technology products and services based on anticipated market demand and working capital purposes. Our actual funding requirements will vary depending on a variety of factors, including our success in executing our business plan, the progress of our research and development efforts, our commercial sales and our ability to manage our working capital requirements.

Management Discussion & Analysis	Page 15

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Quarterly Results of Operations

The following tables sets out selected financial information for each of the eight most recent quarters, the latest of which ended December 31, 2019. Our quarterly operating results have historically fluctuated significantly and may continue to fluctuate significantly in the future. Therefore, we believe that past operating results and period to period comparisons should be not be relied upon as an indication of the company’s future performance.

	unaudited
	Dec-19	Sep-19	Jun-19	Mar-19	Dec-18	Sep-18	Jun-18	Mar-18
Revenue	6,096,550	6,451,077	6,189,458	6,359,223	2,110,358	3,055,297	3,290,981	3,006,145
Net income (loss)	(2,525,682)	291,994	(1,519,355)	(771,155)	(4,939,420)	(688,855)	(499,938)	61,583
Weighted average number of shares outstanding:
Basic	10,848,296	9,549,609	9,416,779	9,177,708	8,177,024	8,071,685	8,066,250	8,060,424
Diluted	10,848,296	9,549,609	9,416,779	9,177,708	8,177,024	8,071,685	8,066,250	8,060,424
Net income (loss) per share:
Basic	(0.23)	0.03	(0.16)	(0.08)	(0.60)	(0.09)	(0.06)	0.01
Diluted	(0.23)	0.03	(0.16)	(0.08)	(0.60)	(0.09)	(0.06)	0.01

Key factors that account for the fluctuation in quarterly results include the variability in the Company’s revenue due to timing of acquisitions and seasonality of revenue. Seasonality impacts the transcription services industry in that it is impacted in some cases by summer holiday seasons, such as court closings in January in Australia, and the Thanksgiving and December holidays in the US.  It also has a slight impact in US summer period. Our quarterly results may also fluctuate as a result of the various acquisitions which may be completed by the Company in any given quarter. We may experience variations in our net income/(loss) on a quarterly basis depending upon the timing of certain expenses or gains, which may include changes in provisions and acquired contract liabilities.

Contingent Off-Balance Sheet Arrangements

We have entered into indemnification agreements with our current directors and officers to indemnify them, to the extent permitted by law, against any and all charges, costs, expenses, and amounts paid in settlement and damages incurred as a result of any lawsuit or any other judicial, administrative or investigative proceeding in which they are sued as a result of their services. The nature of the indemnification agreements prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to counterparties. We have purchased directors’ and officers’ liability insurance. No amount has been recorded in the consolidated financial statements with respect to these indemnification agreements nor are we aware of any pending matter against the Company.

Critical Accounting Policies and Estimates

For a complete description of the Company’s Critical Accounting Policies and Estimates, including Use of Estimates, and Accounting Standards Issued but Not Yet Applied, please see the accompanying Notes to the Audited Consolidated Financial Statements for December 31, 2018 and 2017.

Management Discussion & Analysis	Page 16

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Reconciliation and Definition of Non-IFRS Measures

The Company prepares its financial statements in accordance with IFRS. Non-IFRS measures are used by management to provide additional insight into our performance and financial condition. We believe non-IFRS measure are an important part of the financial reporting process and are useful in communicating information that complements and supplements the consolidated financial statements. This MD&A also includes certain measures which have not been prepared in accordance with IFRS such as Adjusted EBITDA. To evaluate the Company’s operating performance as a complement to results provided in accordance with IFRS, the term “Adjusted EBITDA” refers to net income (loss) before adjusting for stock-based compensation, depreciation and amortization, interest, net, accretion expense, (gain) loss on revaluation of conversion feature liability, loss on settlement of payables, business acquisition and financing costs, FX (gain) loss, and income taxes. We believe that the items excluded from Adjusted EBITDA are not connected to and does not represent the operating performance of the Company.

We believe that Adjusted EBITDA is a useful supplemental information as it provides an indication of the results generated by the Company’s main business activities prior to taking into consideration how those activities are financed and taxed as well as expenses related to stock-based compensation, depreciation and amortization, interest, net, accretion expense, (gain) loss on revaluation of conversion feature liability, loss on settlement of payables, business acquisition and financing costs, FX (gain) loss, and income taxes. Accordingly, we believe that these measures may also be useful to investors in enhancing their understanding of the Company’s operating performance.

Adjusted EBITDA is not a measure recognized by IFRS and do not have standardized meanings prescribed by IFRS. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that Adjusted EBITDA should not be construed as an alternative to net income (loss) as determined in accordance with IFRS.

The following is a reconciliation of Net Loss to adjusted EBITDA, the most directly comparable IFRS measure for the year ended December 31, 2019 and 2018.

	Year ended December 31
	2019	2018
Net loss	(4,524,198)	(6,066,634)

Add:
Depreciation and amortization	3,502,429	648,873
Interest, net	1,548,564	94,198
Income tax expense	99,155	11,571

EBITDA	625,950	(5,311,992)

Stock based compensation expense	195,113	(31,461)
Accretion expense	916,734	66,142
(Gain) loss on revaluation of conversion liability	(2,330,964)	186,444
Loss on settlement of payables	762,575	-
Business acquisition and financing costs	484,387	2,488,873
FX (gain) loss	217,040	198,180

Adjusted EBITDA	870,835	(2,403,814)

Management Discussion & Analysis	Page 17

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Outlook FY 2020

Full Year 2020 goals are currently being assessed in light of COVID-19;

•	2020 revenue goals are comprised of an estimated 85-90% in core technology and services revenue from existing clients and 10% to 15% in organic growth. During the first quarter of 2020, the Company anticipates revenue between $7.0-$7.5 million. This includes some revenue contribution related to the acquisition of WordZ (closed Feb. 27th) and ASC (closed Feb. 4th). The full impact of these acquisitions, along with the recently announced organic wins, are expected to be reflected beginning in Q2;

•	Approximately 30% of transcription volume is on our new NetScribe aiAssist platform. We expect all 1,300 customers, excluding two recent acquisitions, will migrate to NetScribe by the end of June 2020 resulting in gross margins increasing to an expected range of 50% and 55% of revenue for the year;

•	Adjusted EBITDA is expected to range between 10% and 15% of revenue;

•	Current backlog of booked orders but not delivered yet is approximately $3 million, primarily consisting of long-term SaaS technology and services contracts awarded to VIQ, is expected to generate incremental revenue and will be fully realized throughout 2021;

•	VIQ maintains an active M&A pipeline, which may result in additional acquisitions completed in 2020 and 2021.

Internal Controls over Financial Reporting and Disclosure Controls and Procedures

In accordance with National Instrument (“NI”) 52-109 (Certification of Disclosure in Issuer’s Annual and Interim Filings), the Company's Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) file a Venture Issuer Basic Certificate with respect to the financial information contained in the financial statements and accompanying Management’s Discussion and Analysis. The Venture Issuer Basic Certification includes a ‘Note to Reader’ stating that the CEO and CFO do not make any representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting, as defined in NI 52-109.

As part of our corporate governance practices, internal controls over financial reporting (“ICFR”) and disclosure controls and procedures (“DC&P”) have been designed. There has been no formal evaluation of the operation of these controls. The Company has designed its ICFR to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Management works to mitigate the risk of a material misstatement in financial reporting; however, a control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

The Company’s DC&P have been designed to ensure that information required to be disclosed by VIQ Solutions is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. It should be noted that while the Company's CEO and CFO believe that the Company's DC&P provide a reasonable level of assurance that they are effective, they do not expect that the DC&P or ICFR will prevent all errors or fraud. There have been no material changes to the internal controls of the Company for the year ended December 31, 2019.

Management Discussion & Analysis	Page 18

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Risk Factors

COVID-19: Details about COVID-19 risks and impacts on the company available in the subsequent events section.

Cash-flow: VIQ Solutions' business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as competition and viable operations management. The future earnings and cash flow from operations of the Company are dependent, in part, on its ability to further develop and market its products. There can be no assurances that the Company will grow and achieve profitability. The operations of VIQ Solutions have been funded to date by external financing and if sufficient cash flow from operations or earnings is not generated in the future, additional financing might be required.

Transition to SaaS Revenue: The Company is in the process of transitioning its software product offerings from license sales to a SaaS offering. This may cause revenue levels to decline compared to prior periods. License sales allow the Company to recognize revenue upon the initial sale of the software to a client. Revenues from SaaS are earned over a period of time contracted with the client and their use of the software. Initial SaaS revenue will be lower but over the course of the contract will generally be cumulatively higher compared to license sales.

Fluctuations in Periodic Results: The Company's operating results can vary substantially from period to period. Planned operating expenses are normally targeted to planned revenue levels for the period and are incurred equally throughout the period. If expenses remain relatively fixed, but the Company's revenues are less than planned in any quarter, the Company's operating results would be adversely affected for that quarter. In addition, incurring unplanned expenses could adversely affect operating results for the period in which such expenses are incurred. Failure to achieve periodic revenue, earnings and other operating and financial results could result in an immediate and adverse effect on the market price of the Company's common shares. The Company may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in a greater immediate and adverse effect on the price of the common shares.

Additional Financing and Access to Capital: The Company may need to raise additional funds to bring its potential products to market, enhance our marketing capabilities and pursue potential future acquisitions. The Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, competing technological and market developments, the cost of production scale-up, effective commercialization activities and arrangements and other factors not within the Company's control. The Company may seek additional funding through public or private financings.

Identify and Acquire Suitable Acquisitions: The Company may not be able to identify suitable new acquisitions that are available to purchase at a reasonable value. Even if a suitable acquisition can be identified the acquisition may not proceed if suitable terms cannot be negotiated. When conducting due diligence on a potential acquisition it cannot be assured that all the risks and costs inherent in the business being acquired will be identified. If an acquisition of an identified business were to proceed in which a portion or all of the consideration consisted of cash additional funding maybe required through public or private financings if internally generated cash resources are not sufficient.

Management Discussion & Analysis	Page 19

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Successfully Integrate Acquired Businesses: Integration of completed business acquisitions and any future acquisitions involves a number of special risks, including the following:

•         Failure to integrate successfully the personnel, information systems, technology and operations of the acquired business;

•         Failure to maximize the potential financial and strategic benefits of the acquisition;

•         Failure to realize the expected synergies of the acquired business;

•         Possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel;

•         Impairment of goodwill; and

•         Reductions in future operating results from amortization of intangible assets.

Future acquisitions are accompanied by the risk that obligations and liabilities of an acquired business may not be adequately reflected in the historical financial statements of the business and the risk that historical financial statements may be based on assumptions, which are incorrect or inconsistent with the Company’s assumptions or approach to accounting policies. The acquisition and integration of businesses may not be managed effectively and any failure to do so could lead to disruptions in the overall activities of the Company, a loss of clients and revenue, and increased expenses. The Company may acquire contingent liabilities in connection with the acquisitions of business, which maybe material. Best efforts are used to identify and estimate these contingent liabilities and the likelihood that they will materialize but these estimates could differ materially from the liabilities actually incurred.

Competition: The Company competes with a number of firms in various business segments. Competitors in Courts for example are different from the ones we are competing against in public safety, medical and legal. Some of these companies have greater financial, technological and personnel resources than those of the Company.

International Operations: The Company's operations are currently located in Canada, the United States and Australia and its products and services are sold internationally. There are certain risks inherent in international operations including, but not limited to, remote management, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, fluctuations in currency exchange rates, and potential adverse tax consequences, which could have a materially adverse effect on the Company's business, operating results, and financial condition.

Proprietary Intellectual Property: The Company relies on protecting its proprietary intellectual property in part through confidentiality agreements with its corporate resellers, strategic partners, employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by its competitors. It is possible that the Company's products or processes will infringe, or will be found to infringe, on patents not owned or controlled by the Company. If any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practising the subject matter claimed in such patents or would be required to obtain licenses or redesign its products and processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms commercially reasonable to the Company or that the Company could redesign its products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation and an adverse result could subject the Company to significant liabilities to third parties, require disputed rights to be licensed or require the Company to cease using such technology.

Management Discussion & Analysis	Page 20

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Product Liability Exposure: The Company faces an inherent business risk of exposure to product liability and other claims in the event that the development or use of its technology or prospective products is alleged to have resulted in adverse effects. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant liability exposure. Although the Company currently carries product liability insurance, there can be no assurance that the Company has sufficient coverage or can obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by the Company. A product liability claim could have a material adverse effect on the Company's business financial condition and results of operations.

Volatility of Stock Price and Absence of Dividends: The market price of the Company's common shares, like that of the common shares of many other software companies, has been and is likely to be somewhat volatile. Factors such as the Company’s strategic alliances or its competitors', announcements of technological innovations or new products by the Company or its competitors, governmental regulatory actions, developments with the Company's collaborators, developments concerning patent or other proprietary rights of the Company or its competitors (including litigation), period-to-period fluctuation of the Company's operating results, changes in estimates of the Company's performance by securities analysts, market conditions for shares of software companies in general and other factors not within the control of the Company could have a significant adverse impact on the market price of the Company’s common shares. The Company has never paid cash dividends on its common shares and does not anticipate paying any cash dividends in the foreseeable future.

Foreign Currency Fluctuations: Our monetary assets and liabilities denominated in currencies other than the Canadian dollar will give rise to a foreign currency gain or loss reflected in our comprehensive earnings. To the extent the United States dollar or Australian dollar weakens against the Canadian dollar, we may incur foreign exchange losses. Such losses would be included in our financial results and, consequently, may have an adverse effect on our share price. As we currently have a global client base, a significant portion of our income is in US dollars and Great Britain pounds. However, a significant part of our expenses are currently generated in Canadian dollars, and we expect this will continue for the foreseeable future. The exchange rates between the Canadian dollar, the US dollar and the Great Britain pound are subject to daily fluctuations in the currency markets and these fluctuations in market exchange rates are expected to continue in the future. Such fluctuations affect both our consolidated revenues as well as our consolidated costs. Also, changes in foreign exchange rates may affect the relative costs of operations and prices at which we and our foreign competitors sell products in the same market. We do not currently have any currency hedging through financial instruments.

Subsequent Events

COVID-19

Since December 31, 2019, the outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in the World Health Organization declaring this virus a global pandemic in March 2020. Governments around the world have enacted emergency measures to combat the spread of the virus. These measures which include the implementation of travel bans, self-imposed quarantine periods and social distancing and closure of businesses have caused material disruption to businesses resulting in an economic slowdown. Governments and central banks have responded with significant monetary and fiscal interventions designed to stabilize the financial markets. The duration and impact of the COVID-19 outbreak is unknown at this time and it is not possible to reliably estimate the duration and severity of these developments.

Management Discussion & Analysis	Page 21

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

VIQ Solutions has taken what it believes to be the appropriate measures to ensure continuity of its business during the COVID-19 health crisis:

•	VIQ remains on highly solid footing with diversified revenue sources across multiple markets and regions. Load balancing enables the Company to mitigate any market declines from some markets with significant surges in others;
•	While some markets and regions are more directly impacted, others such as Conferencing, Media and Law Enforcement are experiencing significant demand surge;
•	More than 95% of VIQ global workforce is working remotely with high productivity levels, up from our VIQ steady state level of approximatively 80%;
•	Migration from office to online work and ever-increasing demand for high-quality turnaround time on documentation is now more essential than ever to enable crucial business continuity during COVID-19 for our clients;
•	VIQ is seeing an uptick in three of its five major markets, though it is too early to speak to longer term impacts.
•	The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company;

Convertible Note

During the first quarter 2020, the Company issued 6.4 million shares as the result of the exercise of the Conversion Option in respect of Notes having an aggregate principal amount of approximately US $6.4 million. The Company will recognize an aggregate Total Interest Payable of approximately US $4.1 million related to the conversion during the first quarter 2020. Additionally, the replacement of warrants issued to Crown Capital Partner Funding, LP, as announced February 4, 2020, was approved by the TSXV.

Warrants

As a result of the stock price maintaining a price above $2.68 Canadian for two consecutive weeks, the acceleration of the vesting of 1.1 million warrants originally issued pursuant to private placements that closed on November 28, 2018, December 20, 2018 and May 7, 2019. The transaction closed on April 3rd and resulted in 1.1 million new shares and $1.8 million in cash infusion, which will be used to fund new business contracts.

Acquisitions

During the first quarter 2020, the Company announced the completion of two accretive and non-dilutive acquisitions. Announced on February 4th, the first acquisition was of one of the most respected and leading Digital Media Content and Transcription providers in the United States, ASC Services LLC of Washington, D.C. (“ASC”). On February 27th, the second acquisition was announced of a leading US transcription provider, wordZXpressed, Inc. (“WordZ”) of Atlanta, Georgia. WordZ was VIQ’s fifth accretive acquisition in 15 months.

Management Discussion & Analysis	Page 22

VIQ Solutions Inc.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2019

Disclosure of Outstanding Share Data

VIQ Solutions Inc. common shares trade on the TSX Venture Exchange under the symbol “VQS” and VQSLF on the OTCQX in the United States. The Company is authorized to issue an unlimited number of common shares without par value. On December 31, 2019 there were 10,852,617 common shares issued and outstanding, 868,100 stock options outstanding with a weighted average exercise price of $2.00 CAD expiring between 2020 and 2024, 2,519,600 warrants outstanding with a weighted average exercise price of $2.60 CAD expiring between 2020 and 2023 and 66,667 deferred share units outstanding with an average exercise price of $1.20 CAD with an expiry between 2020 and 2021.

Management Discussion & Analysis	Page 23